17



                                                  RULE 424(B)(3)
                                               FILE NO. 333-08615

PROSPECTUS

                        3,364,711 Shares

                HEADWAY CORPORATE RESOURCES, INC.
               (Formerly AFGL International, Inc.)

                          Common Stock
                  (Par value $.0001 per share)

     This Prospectus relates to 3,364,711 shares of Common Stock, $.0001 par value per share (hereinafter referred to as "Shares" or "Common Stock"), of Headway Corporate Resources, Inc. (the "Company"). Included in the Shares are (i) approximately 2,000,000 Shares issuable on conversion of the Company's Series D Convertible Preferred Stock, (ii) approximately 160,000 Shares issuable at the election of the Company in payment of accrued dividends on conversion of the Series D Convertible Preferred Stock, (iii) approximately 500,000 Shares issuable on exercise of warrants the Company is obligated to issue on conversion of the Company's Series D Convertible Preferred Stock (the "Series D Warrants"), (iv) 129,711 Shares issuable on exercise of warrants issued by the Company in 1993 (the "1993 Warrants"), and (v) 575,000 Shares issuable on exercise of warrants (the "Series E Warrants") issued by the Company to purchase shares of Series E Convertible Preferred Stock, each share of which is convertible into one share of Common Stock.

      All of the Shares offered hereunder will be acquired by certain stockholders (the "Selling Stockholders") of the Company as described herein. The Company will not receive any of the proceeds from the sale of the Shares by the Selling Stockholders but has agreed to bear certain expenses of registration of the Shares. See "Selling Stockholders" and "Plan of Distribution."

      The Shares may be re-offered by the Selling Stockholders in transactions for their own account (which may include block transaction) in the over-the-counter market, negotiated transactions, or in a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling Shares directly to purchasers or to or through underwriters, agents or broker-dealers, and such underwriters, agents or broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders or the purchasers of Shares for whom such underwriters, agents or broker-dealers may act as agent or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). The Shares may be offered from time to time following the date of this Prospectus, subject to the right of the Company to suspend (and later resume) the distribution of Shares hereunder as required by law or upon the advice of counsel (regarding violations of law or regulations). See "Selling Stockholders."

      The Selling Stockholders, any agents or brokers executing sales orders on behalf of Selling Stockholders, and dealers to whom the Shares may be sold, may, under certain circumstances, be considered "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, as amended (the "Securities Act"), and any commissions received by them and any profit on the resale of the Shares may be deemed to be underwriting commissions or discounts under the Securities Act. See "Plan of Distribution" herein for indemnification arrangements among the Company and the Selling Stockholders.

         The Company's Common Stock is traded in the over-the-counter market and price quotations are listed in the NASDAQ SmallCap Market under the symbol HDWY. On February 4, 1997, the last reported sale price of the Common Stock, as reported in the NASDAQ SmallCap Market, was $4.25 per share.

      Investors should carefully consider the material risks set forth under the caption "Risk Factors" beginning on page 5, below.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

        The date of this Prospectus is February 11, 1997

                      AVAILABLE INFORMATION

      The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the following Regional Offices of the Commission:
Northeast Regional Office, Suite 1300, Seven World Trade Center, New York, New York 10048; and Midwest Regional Office, Suite 1400, 500 W. Madison Street, Chicago Illinois 60661-2511. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of prescribed rates. In addition, the Commission maintains a Web site at http://www.sec.gov that contains reports, proxy statements and other information filed by the Company electronically.

      The Company has filed with the Commission a Registration Statement on Form S-3 (together with any amendments and exhibits thereto, the "Registration Statement") under the Securities Act, with respect to the Shares offered hereby. This Prospectus constitutes a part of the Registration Statement. This Prospectus omits certain of the information contained in the Registration Statement, and reference is hereby made to the Registration Statement and to the exhibits relating thereto for further information with respect to the Company and the Shares. Any statements contained herein concerning the provisions of any document are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

         INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

       There  are  hereby  incorporated  by  reference  in   this
Prospectus the following documents heretofore filed by the Company with the Commission pursuant to the Exchange Act:

      1. The Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1995;

      2.   The Company's Quarterly Reports on Form 10-QSB for the
fiscal  quarters  ended  March 31,  1996  (and  Amendment  No.  1 thereto),  June  30,  1996 (and Amendment  No.  1  thereto),  and
September 30, 1996 (and Amendment No. 1 thereto);

      3.   The Company's Current Report on Form 8-K dated May 31,
1996  (and Amendment No. 1, Amendment No. 2, and Amendment No.  3
thereto);

     4.  The Company's Current Report on Form 8-K dated September
16, 1996;

     5. The Company's Proxy Statement dated October 4, 1996, for the Annual Meeting of Stockholders held November 6, 1996; and

      6. The description of the Company's Common Stock contained in its Proxy Statement dated October 4, 1996, for the Annual
Meeting of Stockholders held November 6, 1996.

      All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the termination of the offering made hereby shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document which also is, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part hereof, except as so modified or superseded.

      The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, upon the written or oral request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference in this Prospectus. Requests for such copies should be directed to Julie Risi, Investor Relations, Headway Corporate Resources, Inc., 850 Third Avenue, 11th Floor, New York, NY 10022, telephone number: 212-508-3560.

                           THE COMPANY

General

       Headway Corporate Resources, Inc., formerly AFGL International, Inc. ("the Company"), is a provider of human resource management and strategic advisory services in the United States and overseas. The Company provides these services through its wholly-owned subsidiaries, Headway Corporate Staffing Services, Inc. ("Headway"), Whitney Partners, Inc. ("Whitney"), and Furash & Company, Inc. ("Furash"). Headway was formed in 1996 to acquire Irene Cohen Temps, Inc., Corporate Staffing Alternatives, Inc., Certified Technical Staffing, Inc., and the operating assets of Irene Cohen Personnel, Inc. (collectively the "IC Group"), which was completed in May 1996. In October 1996, Headway acquired the assets of Vogue Personnel Services, Inc., of New York City ("Vogue"), which have been incorporated in Headway's staffing services business. Whitney conducts operations in Europe through its wholly-owned subsidiary, The Whitney Group (Europe) Limited, based in London, which also operates through an office in Hong Kong. Whitney also maintains an office in Japan.

     The IC Group was purchased May 31, 1996, at a total price of $9,230,391, plus an additional $500,000 payable only out of the future net earnings derived from the acquired assets of Irene Cohen Personnel, Inc., none of which has been paid as of the date of this prospectus. The purchase price was paid in cash, and determined through arms length negotiations between the Company and the former shareholders of the IC Group on the basis of the tangible assets of the IC Group and the goodwill associated with the business. The former shareholders of the IC Group (which includes the former executive officers) are Irene Cohen, Seymour Cohen, Michael List, and Elaine Finegan, none of whom was affiliated or associated with the Company or its affiliates prior to the acquisition. Funding for the acquisition was provided by debt financing obtained from ING (U.S.) Capital Corporation and equity financing obtained by sale of the Company's Series D Convertible Preferred Stock to certain of the Selling Stockholders. Information on the financings is presented under the caption "SELLING STOCKHOLDERS" below.

     Vogue was purchased on October 21, 1996, at a total purchase price of $2,400,000 paid in cash. The purchase price was determined through arms length negotiations between the Company and James Bozzomo, the sole shareholder and officer of Vogue, on the basis of the tangible assets of Vogue and the goodwill associated with the business. Mr. Bozzomo was not affiliated or associated with the Company or its affiliates prior to the acquisition. Funding for the acquisition was provided by a revolving credit facility established by the Company with ING (U.S.) Capital Corporation at the time of the IC Group acquisition.

      On  November  6,  1996,  the stockholders  of  the  Company approved a change in the state of incorporation of the Company from Nevada to Delaware through a merger of the Company (then AFGL International, Inc., a Nevada corporation) into Headway Corporate Resources, Inc., a Delaware corporation formed for that purpose. Documents of merger were filed with the states of
Nevada and Delaware on November 7, 1996, so that the change in domicile is completed and the Company is now a Delaware corporation with a new name, Headway Corporate Resources, Inc. In the merger, all outstanding capital shares were exchanged on a one share for one share basis, and the only change in the capital of the Company was reduction of the par value for all capital shares to $0.0001 per share. Hereinafter, the term "Company" shall refer collectively to Headway Corporate Resources, Inc., Headway (including its subsidiaries), Whitney, and Furash, unless the context otherwise indicates.

Human Resource Management Services

      The human resource management services of the Company provide businesses with staffing solutions and alternatives to the complexities and high costs related to employment and human resources. The Company offers a broad range of employment-related services consisting of human resource administration (including temporary and permanent placement services), executive search services, employment regulatory compliance management, workers' compensation coverage, health care, and other employee benefits. The Company believes its services assist businesses in: (i) locating and employing persons who will contribute to the owners' business; (ii) meeting temporary staffing needs as they arise in the business; (iii) managing escalating costs associated with workers' compensation, health insurance coverage, workplace safety programs, and employee-related litigation; (iv) providing 1099 consultants with competitive health care and related benefits that are more characteristic of large employers; and (v) reducing the time and effort required of business management to deal with the increasingly complex legal and regulatory environment affecting employment

      The temporary placement, permanent placement, and employee management services are provided primarily to clients in New York City and surrounding areas. Whitney focuses on placement services for middle and upper sales and management level positions in the finance industry, and provides this service in the United States, Japan, Europe, and Hong Kong. The Company has traditionally focused its services, and marketing effort for such services, on the financial services industry consisting of investment banking firms, broker-dealers, banks, and similar finance institutions. The Company intends to continue to focus on this industry in the foreseeable future. The acquisition of the IC Group and Vogue by Headway in 1996 will enable the Company to further develop this core business. The long term plan of the Company is to expand its services to the financial services industry throughout the United States.

      The Company's May 1996 acquisition of the IC Group was a major step in establishing the Company as a full-service staffing company serving the financial services industry, and marked the Company's entrance into the temporary staffing industry. Based on a market study obtained by the Company, the temporary staffing industry is experiencing growth in revenues and earnings. Gross revenues in the industry grew from $20 billion in 1991 to $40 billion in 1995, representing a compounded annual growth rate of approximately 19%. It is estimated that this industry will grow at an annual average rate of approximately 11% through the year 2000. This growth is attributable to a trend among employers to control costs by reducing the number of employees and relying on human resource management firms to provide temporary workers and consultants as needed to satisfy staffing requirements as they fluctuate between the peaks and valleys of the business cycle.

      In an attempt to take advantage of this growth, the Company will seek established temporary staffing and payrolling businesses for possible acquisition throughout the United States. Generally, the Company will seek businesses with gross annual revenues of at least $2,000,000, that can increase the Company's market share in areas where the Company is established or enable the Company to enter the market in new geographical areas. Consistent with the Company's history and experience in the financial services industry, the Company has a strong interest in acquiring businesses that have established clients in that industry or are located in geographical areas where the financial services industry has a significant or growing presence. It is not anticipated that the Company will acquire any business with which any of the Company's officers, directors, or principal stockholders has any association, since the Company does not believe any of such persons is associated with a temporary staffing or payrolling business.

      The Company has entered into a letter of intent for the acquisition of a temporary staffing business based in North Carolina. The acquisition is subject to negotiation of the final terms of purchase, completion of the Company's review of the business, the Company obtaining financing for the purchase, and other contingencies. Under the letter of intent, the Company is prohibited from disclosing the terms of purchase and the name of the acquisition target unless and until the contingencies have been resolved. The Company is of the opinion that the proposed acquisition is not probable at the present time and, therefore, no financial information on the acquisition target is being presented in this Prospectus.

Advisory Services

      Management and strategic advisory services are offered by the Company in the United States through Furash, which is based in Washington, D.C. These services are provided by Furash primarily to banks, thrifts, and holding companies ranging in size from $1 billion to $100 billion in assets; mortgage banks; investment and brokerage firms; law firms with financial services clients; private investors; insurance companies; regulatory agencies;  trade  associations  representing  the  industry;  new
groups  entering  the  industry; and  international  firms.   The
Company advises its clients on all aspects of the financial services industry, including client operations, new products and services, marketing of products and services, cost containment strategies, mergers and acquisitions, turnaround of troubled institutions, technology and information planning, and regulatory developments and trends.

Offices

      The  principal  offices of the Company are located  at  850
Third Avenue, New York, New York, 10022, where its telephone number is (212) 508-3560.

                          RISK FACTORS

Potential Adverse Impact of Government Regulations

      The Company's operations are affected by numerous federal, state and local laws relating to labor, tax, insurance and employment matters. By entering into an employment relationship with employees who work at client company locations ("worksite employees"), the Company assumes certain obligations and responsibilities of an employer under these laws, which are subject to varying interpretations. Uncertainties arising under the Internal Revenue Code of 1986, as amended (the "Code") include, but are not limited to, the qualified tax status and favorable tax status of certain benefit plans provided by the Company and other alternative employers and the status of 1099 worksite employees provided on a temporary basis. The unfavorable resolution of these unsettled issues could have a material adverse effect on the Company's results of operations and financial condition.

      The Internal Revenue Service is conducting a Market Segment Study of the professional employer organization industry, focusing on selected members of that industry (not including the Company), in order to examine the relationships among provider organizations, worksite employees, and owners of client companies. The Company is unable to predict the timing or nature of the findings of the Market Segment Study or the ultimate outcome of such conclusions or findings, but the result could impose restrictions or new regulations on the business of the Company, adversely affect the current favored tax status of Company employee plans, or disallow the current withholding and reporting practices of the Company, any one or more of which could adversely affect the business of the Company.

Difficulties Associated with Expansion into Additional States

      The Company operates primarily in New York. Future growth of Company operations depends, in part, on its ability to offer its services to prospective clients in additional states. In order to operate effectively in a new state, the Company must obtain all necessary regulatory approvals, achieve acceptance in the local market, adapt its procedures to that state's regulatory requirements and local market conditions, and enhance internal controls that enable it to conduct operations in several locations. The length of time required to obtain regulatory approval to begin operations will vary from state to state, and there can be no assurance that the Company will be able to satisfy licensing requirements or other applicable regulations of any particular state in which it is not currently operating, that it will be able to provide the full range of services currently offered in New York, or that it will be able to operate profitably within the regulatory environment of any state in which it does obtain regulatory approval. The absence of required licenses would require the Company to restrict the services it offers.

Geographic Market Concentration

      The Company's New York operations currently account for a majority of its revenues. Accordingly, while a primary aspect of the Company's growth strategy involves expansion outside of New York for the foreseeable future, a significant portion of the Company's revenues will be subject to economic factors specific to New York. In addition, while the Company believes that its market expansion plans will eventually lessen or eliminate this risk in addition to generating revenue growth, there can be no assurance that the Company will be able to duplicate in other markets the revenue growth and operating results experienced in its New York market.

Effect of Financial Industry Conditions

      The Company offers its services primarily to the financial services industry. During periods of poor performance by the economy and capital markets, members of the financial services industry generally do not develop and market new financial products, do not expand existing services and operations, and do not employ new personnel or require the services of temporary employees. Accordingly, during these periods of poor performance the demand for the Company's services may decrease, which would adversely affect its operations. Since the Company intends to continue its emphasis on the financial services industry, it should be expected that the Company's results of operations for any given year will depend, to a certain extent, on the performance of the financial services industry.

Dependence Upon Employees

      The Company is dependent to a substantial extent upon the continuing efforts and abilities of certain employees. The
Company has negotiated long-term employment agreements with certain employees, but not with all employees who make significant contributions to the Company. The Company possesses key-man life insurance policies on the lives of certain employees. The loss of services of certain employees, including those with employment agreements, could have a material adverse effect upon the Company's financial condition and results of operations, notwithstanding any cash benefits the Company may receive from key-man life insurance.

Adverse Consequences of Client Financial Difficulty

      The Company is obligated to pay the wages and salaries of its worksite employees regardless of whether its clients pay on a timely basis or at all. To the extent that any client experiences financial difficulty, or is otherwise unable to meet its obligations as they become due, the Company's financial condition and results of operations could be materially adversely affected.

Failure to Manage Growth

      The Company intends to pursue internal growth and an acquisition strategy. This growth may place a significant strain on the Company's management, financial, operating, and technical resources. The Company has limited acquisition experience in the human resource management industry, and there can be no assurance that suitable acquisition candidates can be found, that the Company will have or be able to obtain the necessary financing to consummate acquisitions, that acquisitions can be consummated on favorable terms, or that any acquired companies can be successfully integrated into the Company's operations. There can be no assurance that management skills and systems currently in place will be adequate to implement the Company's strategy, and the failure to manage growth effectively or to implement its strategy could have a material adverse effect on the Company's results of operations and financial condition.

Liabilities for Client and Employee Actions

      A number of legal issues remain uncertain with respect to the co-employment arrangements among temporary placement businesses, their clients and worksite employees, including questions concerning the ultimate liability for violations of employment and discrimination laws. The Company's standard client service agreements establish a contractual division of responsibilities for various human resource matters, including compliance with and liability under various governmental regulations. Nevertheless, the Company may be subject to liability for violations of these or other laws despite these contractual provisions, even if it does not participate in such violations. Although such client service agreements generally provide that the client is to indemnify the Company for any liability attributable to the client's failure to comply with its contractual obligations and the requirements imposed by law, the Company may not be able to collect on such a contractual indemnification claim and thus may be responsible for satisfying such liabilities. In addition, worksite employees may be deemed to be agents of the Company, subjecting the Company to liability for the actions of such worksite employees.

Adverse Effect of Competition and New Market Entrants

     The human resource management industry is highly fragmented, with a very large number of companies providing similar employment services. The Company encounters competition from other employer organizations and from single-service and "fee for service" companies such as payroll processing firms, insurance companies and human resource consultants. In addition, the Company may encounter substantial competition from new market entrants. Some of the Company's current and future competitors may be significantly larger, have greater name recognition and have greater financial marketing and other resources than the Company. There can be no assurance that the Company will be able to compete effectively against such competitors in the future.

                      SELLING STOCKHOLDERS

      The following table provides the names and the number of Shares owned by each Selling Stockholder. Since the Selling Stockholders may sell all, some or none of the Shares that may be offered hereby, no estimate can be made of the aggregate number of Shares that will actually be offered hereby or that will be owned by each Selling Stockholder upon completion of the offering to which this Prospectus relates.

      The Shares offered by the Prospectus may be offered from time to time by the Selling Stockholders named below:

Selling Stockholder   Shares           Percent  Shares     that
                      Beneficially     of       May Be
                      Owned  Prior  to Class    Offered
                      the
                      Offering

Wood   Gundy  London  393,000          5.9      393,000
Ltd.
The  Tail Wind  Fund  687,954          9.8      393,000
Ltd.
Hull Overseas Ltd.    167,229          2.6      167,229

Leibel Stern          21,405           0.3      21,405

Jules Nordlicht       218,546          3.4      218,546

A. Zyskind            155,398          2.4      155,398

Halifax Fund, L.P.    315,856          4.8      315,856

ING (U.S.) Capital    575,000          8.4      575,000
  Corporation

Ehud D. Laska         84,856           1.3      64,856

Richard S. Frary      32,428           0.5      32,428

Joel A. Mael          31,177           0.5      31,177

Karen J. Furst        1,250            Nil      1,250


      On June 14, 1996, the Company completed a private placement of Series D Convertible Preferred Stock. The Company sold 80 shares of Series D Convertible Preferred Stock for $4,000,000, which was used for the acquisition of the IC Group and working capital. Each of the Selling Stockholders listed above, except ING (U.S.) Capital Corporation, Ehud D. Laska, Richard S. Frary, Joel A. Mael, and Karen J. Furst, were purchasers in the private placement. The shares were sold in reliance on the exemption from registration set forth in Section 4(2) of the Securities Act and Rule 506 promulgated thereunder. In the offering each purchaser signed a written stock purchase agreement containing representations to the effect that each purchaser was an "accredited investor" as that term is defined in Rule 501 adopted under the Securities Act. Each purchaser further represented the shares were purchased for its own account, and acknowledged that the shares were not registered under the Securities Act and can not be sold in the absence of registration or an exemption from registration. No form of general advertising or solicitation was used to offer or sell the Series D Convertible Preferred Stock. For purposes of claiming the exemptions, the Company sent by certified mail on June 14, 1996, to the Commission a notice of the sale of the securities on Form D.

      The face value for each share of Series D Convertible Preferred Stock ($50,000), is convertible to Common Stock of the Company at the lesser of $5.210625 or 80% of the market price for the Company's Common Stock on the date of conversion. Dividends are payable on the Series D Convertible Preferred Stock at the rate of 8% per annum. In the event of conversion, the Company may, at its election, issue Common Stock in payment of the dividend. On conversion, the holders of the Series D Convertible Preferred Stock are entitled to receive a warrant to purchase one share of Common Stock for every four shares of Common Stock issued on conversion exercisable on or before May 1, 1999, at an exercise price of $4.25 per share. The amounts reflected in the foregoing table for the Shares owned by the Selling Stockholders who are holders of Series D Convertible Preferred Stock assume that all outstanding preferred stock is converted nine months following issuance at an estimated price of $2.00 per Share. Based on this assumption, a total of 980,500 Shares would be issued to Selling Stockholders on conversion of the remaining outstanding Series D Convertible Preferred Stock (including Shares issued in payment of dividends), and warrants to purchase an additional 231,250 Shares would be issued to such Selling Stockholders.

       In  September  1996,  Leibel  Stern  and  Jules  Nordlicht
converted all of their Series D Convertible Preferred Stock to Common Stock, and A. Zyskind converted all but two shares of his Series D Convertible Preferred Stock to Common Stock. In October 1996, the Halifax Fund, L.P., converted two shares of its Series D Convertible Preferred Stock to Common Stock. In November 1996, Hull Overseas Ltd., converted three shares and the Halifax Fund, L.P., converted an additional two shares of Series D Convertible Preferred Stock to Common Stock. The foregoing conversions represent $2,150,000 in face value of Series D Convertible Preferred Stock, and the average price of the conversions was $2.91. The figures in the above table for Messrs. Stern, Nordlicht, and Zyskind, the Halifax Fund, L.P., and Hull Overseas Ltd., represent the number of shares of Common Stock held of record, the number of warrants issued on conversion to purchase additional shares of Common Stock, and the estimated number of additional shares of Common Stock issuable on conversion of the remaining shares of Series D Convertible Preferred Stock held, if any, based on the assumptions set forth in the preceding paragraph.

      In connection with the placement of Series D Convertible Preferred Stock, the Company entered into a registration rights agreement in which it agreed to use its best efforts to file a registration statement on Form S-3 covering the shares of Common Stock issuable on conversion of the Series D Convertible Preferred Stock. The Company has complied with that agreement. The Tail Wind Fund Ltd., received a consulting fee in connection with the private placement consisting of $200,000 in cash and warrants to purchase 120,000 shares of the Company's Common Stock exercisable over a period of five years commencing September 1, 1996, at a price of $4.25 per share. The Tail Wind Fund Ltd., holds an additional warrant to purchase 120,000 shares of the Company's Common Stock exercisable over a period of five years commencing June 1, 1996, at a price of $4.25 per share.

     On May 31, 1996, the Company entered into a Credit Agreement with ING (U.S.) Capital Corporation ("ICC"). Under the Credit Agreement, ICC made a term loan of $9,000,000 to the Company, and established a $6,000,000 revolving credit facility for the Company. These funds have been used for the acquisition of the IC Group, the acquisition of Vogue, and working capital. In connection with this financing arrangement, the Company granted to ICC the Series E Warrant to purchase 575,000 shares of Series E Convertible Preferred Stock of the Company at an exercise price of $0.02 per share. The Company has placed a value of $1,757,000 on the Series E Warrant, which it will amortize over the five year payment period of the term loan as a loan acquisition expense. The Series E Convertible Preferred Stock is convertible at the election of the holder to Common Stock of the Company at the rate of one share for one share, subject to adjustment based on anti-dilution provisions. The Company also entered into a Registration Rights Agreement with ICC pertaining to the Common Stock of the Company issuable on conversion of the Series E Convertible Preferred Stock. Under the terms of the Registration Rights Agreement, the Company is required to file and keep effective a shelf registration covering the Common Stock issuable to ICC. In the Registration Rights Agreement, ICC agrees not to make any private or public sale of the Common Stock prior to May 31, 1997.

      In July of 1993, the Company entered into a consulting agreement with an investment banking and consulting firm. As partial consideration under the agreement, the Company issued to the consulting firm warrants to purchase 129,711 shares of the Company's Common Stock at an exercise price of $1.25 per share (the "1993 Warrants"). The 1993 Warrants were subsequently transferred to affiliates of the consulting firm; Ehud D. Laska, Richard S. Frary, Joel A. Mael, and Karen J. Furst. Mr. Laska was subsequently elected a director of the Company. In addition, Mr. Laska currently serves as the chairman of the board of a member firm of the National Association of Securities Dealers, Inc. ("NASD"). Messrs. Frary and Mael own stock in a general partner of an NASD member firm.

      In connection with the Company's debt and equity financings in 1996, Ehud D. Laska and Ziad K. Abdelnour rendered services to the Company, including, advise on financing alternatives, identifying potential finance sources, and structuring and negotiating the terms of financing. In consideration for such services, the Company agreed to pay cash compensation based on a percentage of the financing obtained and issue warrants to purchase common stock of the Company on negotiated terms. Accordingly, the Company paid to PAL International, Inc., a corporation owned by Mr. Laska, and Mr. Abdelnour, in equal shares, a total of $582,500 in cash. In addition, the Company granted to Mr. Laska and Mr. Abdelnour warrants to purchase 240,000 shares of Common Stock exercisable over a period of four years commencing May 31, 1997, at an exercise price of $4.25 per share.

                      PLAN OF DISTRIBUTION

      The Shares may be sold from time to time by the Selling Stockholders in transactions for their own account (which may include block transactions) in the over-the-counter market, negotiated transactions, or in a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling Shares directly to purchasers or to or through underwriters, agents or broker-dealers, and such underwriters, agents or broker-dealers my receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders or the purchasers of Shares for whom such underwriters, agents or broker-dealers may act as agent or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). The Selling Stockholders, any agents or brokers executing sales orders on behalf of Selling Stockholders, and dealers to whom the Shares may be sold, may, under certain circumstances, be considered "underwriters" within the meaning of the Securities Act, and any commissions received by such underwriters, agents or broker-dealers and any profit on the resale of the Shares may be deemed to be underwriting commissions or discounts under the Securities Act.

      The Shares may be offered from time to time following the date of this Prospectus, subject to the right of the Company to suspend (and later resume) the distribution of Shares hereunder as required by law or upon the advice of counsel (regarding violations of law or regulations). At the time a particular offer is made, a Prospectus supplement, if required, will be distributed that sets forth the name or names of underwriters, agents or broker-dealers; the number of Shares involved; any commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable; and other facts material to the transaction. As of the date of this Prospectus, there are no selling arrangements between the Selling Stockholders and any underwriter, broker or dealer.

      As required by the Registration Rights Agreement with the holders of the Series D Convertible Preferred Stock, the Registration Rights Agreement with the holder of the Series E Warrant and the terms of the 1993 Warrants, the Company has filed the Registration Statement, of which this Prospectus forms a part, with respect to the sale of the Shares. The Company will not receive any of the proceeds from the sale of the Shares. The Company will bear the costs of registering the Shares under the Securities Act, including the registration fee under the Securities Act, legal and accounting fees (including legal fees for counsel to the Selling Stockholders) and any printing expenses. The Selling Stockholders will bear all other expenses in connection with this offering, including selling commissions and brokerage fees.

      Pursuant to the terms of their respective agreements, the Company and the Selling Stockholders have agreed to indemnify each other and certain other related parties for certain liabilities  in connection with the registration of  the  Shares,
including  liabilities  under the Securities  Act.   The  Selling
Stockholders and the Company may agree to indemnify any broker-dealer or agent that participates in transactions involving the Shares against certain liabilities, including liabilities under the Securities Act.

                    LEGAL OPINION AND EXPERTS

     The validity of the issuance of the Shares offered hereby is being passed upon for the Company by Lehman, Jensen & Donahue, L.C., counsel to the Company.

      The financial statements of AFGL International, Inc., and subsidiaries as of December 31, 1995, and for each of the fiscal years in the two-year period ended December 31, 1995, incorporated in this Prospectus by reference to the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1995, have been so included in reliance on the report of Moore Stephens, P.C. (formerly Mortenson and Associates, P.C.), independent accountants, given on the authority of said firm as experts in auditing and accounting. In such financial statements, Moore Stephens, P.C., has relied on the report dated April 12, 1996, of Kingston Smith, Chartered Accountants, (incorporating and formally Letchfords) with respect to the financial statements of Whitney Group (Europe) Limited, given on the authority of said firm as experts in auditing and accounting.

      The combined financial statements of Irene Cohen Temps, Inc., and Certified Technical Staffing, Inc., at December 31, 1995 and 1994 and for each of the two years in the period ended December 31, 1995, and the combined financial statements of Irene Cohen Personnel, Inc., and Corporate Staffing Alternatives, Inc., at December 31, 1995 and 1994 and for each of the two years in the period ended December 31, 1995, incorporated by reference in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon, also incorporated herein by reference, in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER CONTAINED HEREIN AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY SELLING STOCKHOLDER. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR SINCE THE DATES AS OF WHICH INFORMATION IS SET FORTH HEREIN. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION.

TABLE OF CONTENTS

Page

AVAILABLE                                             INFORMATION
2

INCORPORATION     OF    CERTAIN    DOCUMENTS     BY     REFERENCE
2

THE                                                       COMPANY
3

RISK                                                      FACTORS
5

SELLING                                              STOCKHOLDERS
7

PLAN                        OF                       DISTRIBUTION
9

LEGAL               OPINION              AND              EXPERTS
9

                        3,364,711 SHARES

                HEADWAY CORPORATE RESOURCES, INC.

                 COMMON STOCK ($.0001 Par Value)

                           PROSPECTUS

                        February 11, 1997